Exhibit 10.1

SIXTH AMENDMENT
TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                    This SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of and effective nunc pro tunc as of June 30, 2003, and entered into by and between UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a corporation organized and existing under the laws of the state of Delaware (the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), and amends that certain Second Amended and Restated Credit Agreement dated as of January 30, 1998, by and between the Borrower and the Bank (the Second Amended and Restated Credit Agreement, as amended prior to the date hereof, is hereinafter referred to as the “Existing Credit Agreement”).

W I T N E S S E T H :

                    WHEREAS, the Borrower and the Bank entered into the Existing Credit Agreement; and

                    WHEREAS, upon the request of the Borrower, the Bank has agreed to modify the Existing Credit Agreement effective as of June 30, 2003, nunc pro tunc, all as more particularly set forth herein.

                    NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO EXISTING CREDIT AGREEMENT

                    Section 1.01    Amendments to Section 1.1 of the Existing Credit Agreement.

        (a)        The following defined terms and the definitions therefor are hereby added to Section 1.1 of the Existing Credit Agreement and inserted in correct alphabetical order:

Consolidated Total Indebtedness: The Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP consistently applied. Any reference herein to the term “Consolidated Indebtedness” shall have the same meaning as “Consolidated Total Indebtedness” set forth herein.

Sixth Amendment: The Sixth Amendment to Second Amended and Restated Credit Agreement entered into by and between the Borrower and the Bank and dated as of and effective nunc pro tunc as of June 30, 2003.

Sixth Amendment Effective Date: This term shall have the meaning given to it in Section 3.02 of the Sixth Amendment.

        (b)        The definition for the following defined terms contained in the Existing Credit Agreement are hereby amended and restated in their entirety as follows:

Applicable Margin: The percentage (expressed in basis points) determined from time to time based upon the ratio of the Borrower’s Consolidated Total Indebtedness to the Borrower’s Consolidated EBITDA set forth under the relevant column heading below.

	Ratio of Consolidated Total Indebtedness to Consolidated EBITDA	Revolving Credit Loans	TERM LOAN
			Euro- Rate	Base Rate
LEVEL I	Less than 1:0 to 1:00	100	100	0
LEVEL II	Equal to or greater than 1.0 to 1.0 but less than 1.5 to 1.0	100	125	0
LEVEL III	Equal to or greater than 1.5 to 1.0 but less than 2.0 to 1.0	75	150	0
LEVEL IV	Equal to or greater than 2.0	75	175	0
LEVEL V	Equal to or greater than 2.5	25	225	0

EBITDA: For the period in question (tested on a rolling four-quarters basis as of the end of the Fiscal Quarter in question): the sum of (i) Consolidated Net Income, plus (ii) Consolidated income tax expense, plus (iii) Consolidated interest expense, plus (iv) Consolidated depreciation expense, plus (v) Consolidated amortization expense, each determined in accordance with GAAP, excluding (A) any non-recurring or extraordinary income or losses for such period in question determined in accordance with GAAP and (B) the Net Income of any other Person acquired by the Borrower in a transaction accounted for as a pooling of interests for any period prior to the date of such acquisition; provided, however, that for the Fiscal Quarter ending (x) September 30, 2003, EBITDA shall be equal to the sum of items (i), (ii), (iii), (iv) and (v) above of this definition, less items (A) and (B) of this definition, for the three (3) month period ending September 30, 2003, multiplied by four (4); (y) December 31, 2003, EBITDA shall be equal to the sum of items (i), (ii), (iii), (iv) and (v) above of this definition, less items (A) and (B) of this definition, for the six (6) month period ending December 31, 2003, multiplied by two (2); and (z) March 31, 2004, EBITDA shall be equal to the sum of items (i), (ii), (iii), (iv) and (v) above of this definition, less items (A) and (B) of this definition, for the nine (9) month period ending March 31, 2004, multiplied by one and three thousand three hundred thirty three millionths (1.3333).

Section 1.02 Amendment to Subsection 6.4(iii) of the Existing Credit Agreement. Subsection 6.4(iii) of the Existing Credit Agreement is hereby amended and restated to read as follows:

(iii) Leverage. (x) Prior to January 1, 2003, the Borrower’s ratio of Consolidated Total Indebtedness to EBITDA, shall at all times not exceed 2.50:1.00, (y) on and after January 1, 2003, but prior to January 1, 2004, the Borrower’s ratio of Consolidated Total Indebtedness to EBITDA, shall at all times not exceed 3.50:1.00, and (z) on and after January 1, 2004, the Borrower’s ratio of Consolidated Total Indebtedness to EBITDA, shall at all times not exceed 2.50:1.00; provided, however, that for the Fiscal Quarter ending June 30, 2003 the Borrower shall not be required to maintain, and the Bank shall not test, the ratio of Consolidated Total Indebtedness to EBITDA at the levels set forth above.

Section 1.03 Amendment to Subsection 6.4(iv) of the Existing Credit Agreement. Subsection 6.4(iv) of the Existing Credit Agreement is hereby amended and restated to read as follows:

(iv) Consolidated Debt Service Ratio. (x) Prior to January 1, 2003, as at the end of each Fiscal Quarter occurring during such period, the ratio of the Borrower’s EBITDA to Consolidated Debt Service shall not be less than 2.0:1.0, (y) on and after January 1, 2003, but prior to January 1, 2004, as at the end of each Fiscal Quarter occurring during such period, the ratio of the Borrower’s EBITDA to Consolidated Debt Service shall not be less than 1.5:1.0, and (z) on and after January 1, 2004, as at the end of each Fiscal Quarter occurring during such period, the ratio of the Borrower’s EBITDA to Consolidated Debt Service shall not be less than 2.0:1.0; provided, however, that for the Fiscal Quarter ending June 30, 2003, the Borrower shall not be required to maintain, and the Bank shall not test, the ratio of EBITDA to Consolidated Debt Service at the levels set forth above.

Section 1.04 Amendment to Section 6.4 of the Existing Credit Agreement. Section 6.4 of the Existing Credit Agreement is hereby amended by inserting a new Subsection 6.4(v) at the end thereto, which shall read as follows:

(v) Minimum EBITDA. For the Fiscal Quarter ending June 30, 2003, the Borrower shall maintain a minimum EBITDA of at least $100,000.

Section 1.05 No Other Amendments. The amendments to the Existing Credit Agreement set forth herein do not either implicitly or explicitly alter, waive or amend, except as expressly provided in this Amendment, the provisions of the Existing Credit Agreement. The amendments set forth herein do not waive, now or in the future, compliance with any other covenant, term or condition to be performed or complied with nor do they impair any rights or remedies of the Bank under the Existing Credit Agreement with respect to any such violation. Nothing in this Amendment shall be deemed or construed to be a waiver or release of, or a limitation upon, the Bank’s exercise of any of its rights and remedies under the Existing Credit Agreement or any other document or instrument delivered in connection therewith, whether arising as a consequence of any Events of Default which may now exist or otherwise, and all such rights and remedies are hereby expressly reserved.

ARTICLE II
BORROWER’S SUPPLEMENTAL REPRESENTATIONS

Section 2.01 Incorporation by Reference. As an inducement to the Bank to enter into this Amendment, (i) the Borrower hereby repeats and remakes herein, for the benefit of the Bank, the representations and warranties made by the Borrower in Sections 4.1 through 4.23, inclusive, of the Existing Credit Agreement, as amended hereby, except that for purposes hereof such representations and warranties shall be deemed to extend to and cover this Amendment and are remade as of the Sixth Amendment Effective Date, and (ii) the Borrower hereby represents and warrants that on and as the Sixth Amendment Effective Date that no Default or Event of Default has occurred and is continuing.

ARTICLE III
CONDITIONS PRECEDENT

                    Section 3.01   Conditions Precedent. Each of the following shall be a condition precedent to the effectiveness of this Amendment:

(a) The Bank shall have received, on or before the Sixth Amendment Effective Date, the following items, each, unless otherwise indicated, dated on or before the Sixth Amendment Effective Date and in form and substance satisfactory to the Bank:

(i) A duly executed counterpart original of this Amendment;

(ii) A certificate from the Secretary of the Borrower certifying that the Articles of Incorporation and Bylaws of the Borrower previously delivered to the Bank are true, complete, and correct;

(iii) A certificate from the Secretary of the Borrower certifying the corporate resolutions of the Borrower authorizing the execution and delivery of this Amendment and the officers of the Borrower authorized to execute and deliver this Amendment on behalf of the Borrower; and

(iv) Such other instruments, documents and opinions of counsel as the Bank shall reasonably require, all of which shall be satisfactory in form and content to the Bank

(b) The following statements shall be true and correct on the Sixth Amendment Effective Date, and the Borrower shall deliver to the Bank a certificate certifying that:

(i) after giving effect to this Sixth Amendment, the representations and warranties made pursuant to this Amendment and in the other Loan Documents, as amended hereby, are true and correct on and as of the Sixth Amendment Effective Date as though made on and as of such date;

                    (ii)       no petition by or against the Borrower or any Subsidiary of the Borrower has at any time been filed under the United States Bankruptcy Code or under any similar act;

                    (iii)       after giving effect to this Sixth Amendment, no Event of Default or event which with the giving of notice, the passage of time or both would become an Event of Default has occurred and is continuing, or would result from the execution of or performance under this Amendment;

                    (iv)       after giving effect to this Sixth Amendment, no material adverse change in the properties, business, operations, financial condition or prospects of the Borrower has occurred which has not been disclosed in writing to the Bank; and

                    (v)       after giving effect to this Sixth Amendment, the Borrower has in all material respects performed all agreements, covenants and conditions required to be performed on or prior to the date hereof under the Existing Credit Agreement and the other Loan Documents.

                    Section 3.02      Sixth Amendment Effective Date.   Upon completion of the conditions set forth in Section 3.01 of this Sixth Amendment, the effective date of this Sixth Amendment is deemed to be June 30, 2003, nunc pro tunc.

ARTICLE IV
GENERAL PROVISIONS

                    Section 4.01      Ratification of Terms.   Except as expressly amended by this Amendment, the Existing Credit Agreement and each and every representation, warranty, covenant, term and condition contained therein is specifically ratified and confirmed. The Borrower hereby confirms that any collateral for the Obligations, including but not limited to liens, Encumbrances, security interests, mortgages and pledges granted by the Borrower or third parties, shall continue unimpaired and in full force and effect. THE BORROWER EXPRESSLY RATIFIES AND CONFIRMS THE CONFESSION OF JUDGMENT AND WAIVER OF JURY TRIAL PROVISIONS CONTAINED IN THE EXISTING CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.

                    Section 4.02      References.   All notices, communications, agreements, certificates, documents or other instruments executed and delivered after the execution and delivery of this Amendment in connection with the Existing Credit Agreement, any of the other Loan Documents or the transactions contemplated thereby may refer to the Existing Credit Agreement without making specific reference to this Amendment, but nevertheless all such references shall include this Amendment unless the context requires otherwise. From and after the Sixth Amendment Effective Date, all references in the Existing Credit Agreement and each of the other Loan Documents to the Existing Credit Agreement shall be deemed to be references to the Existing Credit Agreement, as amended hereby.

                    Section 4.03      Incorporation Into Existing Credit Agreement.   This Amendment is deemed incorporated into the Existing Credit Agreement. To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision of the Existing Credit Agreement, the terms and provisions hereof shall control.

                    Section 4.04      Counterparts.   This Amendment may be executed in different counterparts, each of which when executed by the Borrower and the Bank shall be regarded as an original, and all such counterparts shall constitute one amendment.

                    Section 4.05      Capitalized Terms.   Except for proper nouns and as otherwise defined herein, capitalized terms used herein as defined terms shall have the same meanings herein as are ascribed to them in the Existing Credit Agreement, as amended hereby.

                    Section 4.06      Taxes.   The Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Amendment and such other documents and instruments as are delivered in connection herewith and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

                    Section 4.07      Costs and Expenses.   The Borrower will pay all costs and expenses of the Bank (including, without limitation, the reasonable fees and the disbursements of the Bank’s counsel, Tucker Arensberg, P.C.) in connection with the preparation, execution and delivery of this Amendment and the other documents, instruments and certificates delivered in connection herewith.

                    Section 4.08  GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO THE PROVISIONS THEREOF REGARDING CONFLICTS OF LAW.

                    Section 4.09      Headings.   The headings of the sections in this Amendment are for purposes of reference only and shall not be deemed to be a part hereof.

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         IN WITNESS WHEREOF, the parties hereto, with the intent to be legally bound hereby, have caused this Sixth Amendment to Second Amended and Restated Credit Agreement to be duly executed by their respective proper and duly authorized officers as a document under seal, as of, and effective, nunc pro tunc as of, the day and year first above written.

ATTEST:		UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ PAUL A. MCGRATH (SEAL)	By:	/s/ RICHARD M. UBINGER (SEAL)

Name:	Paul A. McGrath	Name:	Richard M. Ubinger
Title:	Secretary	Title:	Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION

		By:	/s/ DAVID B. GOOKIN (SEAL)

		Name:	David B. Gookin
		Title:	Vice President